Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made between THOMPSON CREEK METALS COMPANY USA, a corporation existing under the laws of the Colorado (“Thompson Creek”), and JACQUES PERRON (“Executive”).
WHEREAS Thompson Creek wishes to employ the Executive and the Executive wishes to be employed by Thompson Creek in connection with the operation of the business carried on by Thompson Creek and the Parent (the “Business”).
NOW THEREFORE IN CONSIDERATION OF the covenants and agreements contained in this Agreement, and other good and valuable consideration including the Executive’s Employment with Thompson Creek, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
DEFINITIONS
1.In this Agreement, in addition to those terms defined above and unless there is something in the subject matter inconsistent therewith, the terms set forth below shall have the following corresponding meanings:

“Affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control with a Party, and the term "Affiliated" has a corresponding meaning.

“Agreement” means this agreement between the Parties.

“Board” means the Board of Directors of the Parent from time to time.

“Cause” shall be deemed to exist in the event the Executive:

(a)	engages in gross or willful misconduct which causes substantial loss, damage or injury to the property or reputation of Thompson Creek or any of its Affiliates, including the Parent; or

(b)	has committed an act of fraud in connection with his Employment; or

(c)	has intentionally committed a material violation of applicable securities legislation; or

(d)
materially breaches the Executive’s duties under this Agreement, including without limitation the provisions of paragraph 6 and such breach is specifically identified and is not cured within thirty (30) days after written notice thereof by the Board to the Executive; or

(e)	materially breaches a written, material Policy and such breach is specifically identified and is not cured within thirty (30) days after written notice thereof by the Board to the Executive.

“Change of Control” means the occurrence of any one or more of the following events:

(a)	less than 50% of the Board being composed of Continuing Directors;

(b)
any Person, entity or group of Persons or entities acting jointly or in concert (an "Acquiror") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Parent which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or to direct the casting of 30% or more of the Parent's outstanding Voting Securities;

(c)
the Parent shall sell or otherwise transfer, including by way of the grant of a leasehold interest or joint venture interest (or one or more subsidiaries of the Parent shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest or joint venture interest) property or assets (i) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Parent and its subsidiaries as of the end of the most recently completed financial year of the Parent or (ii) which during the most recently completed financial year of the Parent generated, or during the then current financial year of the Parent are expected to generate, more than 50% of the consolidated operating income or cash flow of Parent and its subsidiaries, to any other Person or Persons (other than one or more Affiliates of the Parent), in which case the Change of Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets in the case of clause (i) or 50% of the consolidated operating income or cash flow in the case of clause (ii), as the case may be; or

(d)	in the event the Parent:

(i)	becomes insolvent or generally not able to pay its debts as they become due;

(ii)	admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; or

(iii)	institutes or has instituted against it any proceeding seeking:

a.	to adjudicate it as bankrupt or insolvent;

b.
liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan or compromise or arrangement or other corporate proceeding involving or affecting its creditors; or

c.
the entry of an order for the relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs.

For the purposes of the foregoing, "Voting Securities" means Common Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Parent, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Shares” means the common shares in the capital of the Parent.
“Continuing Director” means either:

(a)	an individual who is a member of the Board on the date this Agreement is executed by the Parties; or

(b)
an individual who becomes a member of the Board, subsequent to the date this Agreement is executed by the Parties, with the agreement of at least a majority of the Continuing Directors who are members of the Board at the date that the individual became a member of the Board.

“Employment” means the employment of the Executive in connection with the Business and in accordance with the terms and conditions of this Agreement.

“Parent” means Thompson Creek Metals Company Inc., a corporation existing under the laws of the Province of British Columbia, Canada.

“Party” means a party to this Agreement, and “Parties” has a similar extended meaning.

“Person” includes any individual, partnership, joint venture, trust, unincorporated organization or any other association, corporation, or any government or any department or agency thereof.

“Policies” mean the Thompson Creek Code of Conduct and Ethics and all other written and material Thompson Creek policies, all of which are incorporated by reference in and form part of this Agreement, and including such amendments thereto as may occur from time to time.

“Termination” or “Termination of Employment” or “Termination of the Executive’s Employment” or any similar variation thereof shall, for purposes of any payment to be made to Executive, be interpreted to mean “separation from service” within the meaning provided under Treasury Regulation section 1.409A-1(h); provided, however, that the use of the term “Termination” does not mean that any payment is necessarily due to the Executive, except as expressly stated in this Agreement.

“Treasury Regulation” means a regulation issued under the Code.

“Triggering Event” means any one of the following events which occurs without the express agreement in writing of the Executive:

(a)    a material adverse change in any of the duties, responsibilities, salary, or bonus opportunity of the Executive as they exist, and with respect to financial entitlements, the conditions under and manner in which they were payable;

(b)    a material diminution of the title of the Executive;

(c)    a change in the person or body to whom the Executive reports, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business;

(d)    a material change in the location at which the Executive is regularly required to carry out the terms of the Executive’s Employment, or a material increase in the amount of travel the Executive is required to conduct as described in paragraph 5; or

(e)    any action or inaction that constitutes a material breach by Thompson Creek of this Agreement.

However, the Executive must provide written notification of any such event to the Chief Executive Officer of Thompson Creek or the Board within 90 days of having knowledge of the occurrence of any of the above in order to treat such occurrence as a “Triggering

Event” and Thompson Creek shall have 30 days from the date of receipt of such notice to remedy the condition. After the expiration of such 30 day cure period without remedy by the Thompson Creek, “Triggering Event” shall be deemed to exist for 60 days after the end of the cure period.
AGREEMENT TO EMPLOY
2.Thompson Creek agrees to employ the Executive in connection with the Business on the terms and conditions set out herein and the Executive agrees to accept Employment on such terms. Executive represents that Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which the Executive is a party or by which the Executive may be bound or any legal duty that the Executive owes or may owe to another.
TERM
3.The term of this Agreement and the Executive’s Employment shall commence on November 1, 2013 or as otherwise agreed by Executive and Thompson Creek, and terminate on the third anniversary of the date hereof, unless Executive’s employment is sooner terminated pursuant to the termination provisions of this Agreement by Thompson Creek or Executive. Commencing on the third anniversary of the date hereof, and on each anniversary thereafter, the term of this Agreement will automatically be extended for one additional year unless not later than 180 days prior to the expiration of the initial term or any extended term, Thompson Creek has given written notice to the Executive that it wishes to terminate this Agreement as per the terms set out in paragraph 15 (Without Cause). This Agreement is subject to the following conditions, whether the Executive’s Employment is within the initial three year term specified in this paragraph, or the Executive’s Employment is within a renewal period specified in this paragraph, or the term of the agreement is not renewed and terminates at the end of the initial term:

(a)	the Executive's employment is subject to his qualifying for an acceptable visa under U.S. immigration law.

(b)	Thompson Creek may terminate this Agreement and the Executive’s Employment at any time as set out in paragraphs 14 (With Cause), 15 (Without Cause) and 18 (Disability) hereof;

(c)	the Executive may terminate this Agreement and the Executive’s Employment at any time as set out in paragraph 15 (Triggering Event) and 17 (Resignation/Retirement) hereof;

(d)	Thompson Creek or the Executive may terminate this Agreement and the Executive’s Employment upon the occurrence of a Change of Control as set out in paragraph 16 (Change of Control) hereof; or

(e)	this Agreement and the Executive’s Employment are automatically terminated when the Executive dies as set out in paragraph 19 (Death) hereof.

(f)
In the event that Thompson Creek gives notice to the Executive that it wishes to terminate this Agreement at the end of the initial three year term or at the end of any extended term without Cause, as defined in this Agreement, the Executive shall receive the compensation set forth in Paragraph 15 of this Agreement.

DUTIES AND RESPONSIBILITIES
4.The Executive shall serve as Chief Executive Officer and shall perform such duties and assume such responsibilities inherent in and consonant with Executive’s position as an executive of Thompson Creek, and further will perform such reasonable additional duties and responsibilities as the Chief Executive Officer may require and assign to Executive including serving as an officer of Affiliates, including the Parent, of Thompson Creek at no additional compensation. The Executive’s authority, duties and responsibility shall be consistent with such authority, duties and responsibilities that are customary for the position of Chief Executive Officer including, without limitation: supervising and managing all aspects of the Company's business; developing, refining and implementing the Company's strategic growth plans; and overall responsibility for the Company’s domestic and international operations. The Executive shall report to the Board of Thompson Creek. The Executive’s regular place of Employment shall be Thompson Creek’s offices in Littleton, Colorado. Executive shall be appointed to the Board on the commencement of his employment.
5. The Executive shall at all times act in compliance with the Policies, and be committed to safety and Executive’s contribution to Thompson Creek and its Affiliates, including the Parent, as a whole. The Executive acknowledges that Executive’s Employment will entail frequent travel, including to places where the Parent and its Affiliates have operations, other than Executive’s regular place of Employment.
CONFLICT OF INTEREST/DUTY OF LOYALTY

6.
(a)    The Executive agrees to devote all of Executive’s working time during Executive’s Employment to the Business and shall not engage or have an interest in any other enterprise, occupation or profession, directly or indirectly, or become a principal, agent, director, officer or employee of another company, firm or Person, as applicable, which will or may interfere with or conflict with the Executive’s duties and responsibilities hereunder without the written approval, not to be unreasonably withheld, of the Board.

(b)	If Thompson Creek determines that the Executive is in breach of this provision and such breach is capable of cure, it shall provide written notice of the breach and afford the Executive 10 days to cure the breach. Failure by the Executive to cure the breach within such 10-day period shall constitute Cause for Termination of the Executive’s Employment. In the event of breach not capable of cure, the breach by the Executive of this provision shall constitute immediate grounds for Termination of the Executive’s Employment for Cause.
CONFIDENTIALITY AND NON-SOLICITATION

7.
(a)    The Executive agrees to keep the affairs of the Business, financial and otherwise, strictly confidential and shall not disclose the same to any Person, company or firm, directly or indirectly, during or after Executive’s Employment by Thompson Creek except as reasonably necessary to carry out Executive’s Employment duties or as otherwise authorized in writing by the Board or an authorized committee thereof. The Executive agrees not to use such information, directly or indirectly, for Executive’s own interests, or any interests other than those of the Business, whether or not those interests conflict with the interests of the Business, during or after Executive’s Employment by Thompson Creek. The Executive agrees that all trade secrets, trade names, financial information, client information, client files and processing and marketing techniques, mineral properties, mineral exploration data or information or mining or exploration proposals relating to the Business or disclosed to the Executive in the course of Executive’s Employment shall become, on execution of this Agreement, and shall be thereafter, as the case may be, the sole property of Thompson Creek whether arising before or after the execution of this Agreement.

(b)
The Executive covenants and agrees with Thompson Creek that he will not, at any time during the term of this Agreement and for a period of twelve (12) months thereafter, without the prior written consent of Thompson Creek, either directly or indirectly solicit (for the purposes of enticing away from Thompson Creek or its Affiliates), interfere with or endeavor to entice away from Thompson Creek or its Affiliates any customer or employee of or consultant to Thompson Creek or its Affiliates.

REMUNERATION
8.    The Executive shall be remunerated as follows during the term of this Agreement:

(a)	a signing bonus of US$200,000, payable upon Thompson Creek’s first regular payroll date following Executive’s first day of employment;

(b)
initial base salary of US$550,000 per annum payable bi-weekly which shall be reviewed annually by the Board but in any event shall not be less than the previous year’s base salary and consistent with the practice of Thompson Creek, Executive will be eligible for an annual merit increase in January 2014, to the extent such increases are given generally to the company, or if otherwise approved by the Board;

(c)
all benefits generally provided to executives of Thompson Creek effective as of the date of this Agreement, including any profit-sharing or 401(k) plans, employee stock purchase, group life, health hospitalization and disability insurance plans and discount privileges, or such other benefits that may be generally provided to executives of Thompson Creek from time to time on terms determined by the Board or its designee, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, provided however Executive’s participation in such benefit plans will be subject to the then current terms and conditions of each such benefit plan, including eligibility and compliance requirements and the Company shall have the right to change, alter or terminate any such plan in its sole discretion;

(d)
four (4) weeks of vacation earned each year (hereinafter referred to as a “Vacation Year”). Such amount shall be prorated for the Executive’s first partial year of Employment; thereafter, the Executive’s Vacation Year shall commence on January 1 and end on December 31 of the same year. Vacation must be taken in the Vacation Year in which it is earned. If less than two weeks of vacation are taken in any Vacation Year, then two weeks of unused vacation time from that Vacation Year shall be carried forward into the next Vacation Year; provided, however, Executive shall never have more than six (6) weeks of vacation in Executive’s vacation bank. All other unused vacation shall be forfeited, unless otherwise approved by the Board. Executive shall be paid upon Termination of Employment for any unused vacation then existing in Executive’s vacation bank, but shall not be paid for vacation that was previously forfeited;

(e)
Executive will receive relocation assistance provided in his move to the Denver area, including but not limited to one house-finding trip up to seven days; payment of closing costs associated with the purchase or lease of a new home in the Denver area and home sale assistance for Executive’s real estate property in Toronto, including transfer taxes, recording fees, real estate commissions/fees, leasing and legal fees incurred; packing, transportation and insurance of household goods; shipment of one personal vehicle; reimbursement of any loss on the sale of privately owned automobile based on the difference between the book value and the selling price; temporary living accommodations up to three months; incidental moving allowance of $20,000 less applicable taxes; tax preparation and advice services for both Executive’s Canadian and US income tax returns for the years 2013 and 2014; visa processing and immigration assistance, including all costs fees in attorneys’ fees; and

(f)    the Company agrees to maintain Director and Officer insurance liability coverage and indemnify Executive from any and all liability consistent with the Bylaws of the Company and Colorado law.
9.    The Executive shall be eligible to participate in the Parent’s performance bonus plan, as in effect from time to time, at the sole discretion of the Board; provided, however, that for the first 12 months of his employment, the Executive shall receive a minimum bonus equal to 90% of the Executive’s base salary during such 12-month period. The Executive’s individual performance bonus criteria will be developed in consultation between the Executive and the Board and determined in the reasonable discretion of the Board. The Executive’s initial bonus target will be 90% of base salary, with a maximum bonus opportunity of 180%, in each case subject to change at the reasonable exercise of discretion of the Board.
10.    The Executive shall be entitled to participate in the Parent’s Long Term Incentive Plan (LTIP), as in effect from time to time. The Executive may be granted from time to time, at the sole discretion of the Board, any form of compensation permitted under such plan. Upon commencement of employment executive will receive the following:
(a)     400,000 stock options of which one third (1/3) will vest on the first, second and third anniversaries of the Executive’s commencement of employment; and
(b)     300,000 time-based Restricted Share Units (RSU’s) with one third (1/3) of the RSU’s vesting on the first, second, and third anniversaries of the Executive’s commencement of employment.
11.    All payments required to be made under this Agreement are subject to statutory deductions, as applicable, including without limitation for income and payroll taxes.
12.    (a)    Notwithstanding any other provision in this Agreement, if (i) on the date of
Termination of Executive’s Employment with Thompson Creek, any of the Parent’s stock is publicly traded on an established securities market or otherwise (within the meaning of Code section 409A(a)(2)(B)(i)), and (ii) as a result of such Termination, Executive would receive any payment under this Agreement that, absent the application of this provision, would be subject to additional tax imposed pursuant to Code section 409A(a) as a result of the application of Code section 409A(a)(2)(B)(i), then such payment shall be payable on the date that is the earliest of (x) six (6) months after Executive’s Termination date, (y) Executive’s death or (z) such other date as will not result in such payment being subject to Code section 409A sanctions.

(b)
It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Code section 409A. Each amount to be paid or benefit to be provided to Executive shall be construed as a separate payment for purposes of Code section 409A to the fullest extent permitted therein. To the extent such potential payments or benefits could become subject to such section, Thompson Creek shall cooperate to amend the Agreement with the goal of giving the Executive the applicable economic benefits in a manner that does not result in such sanctions being imposed. Thompson Creek does not guarantee or warrant that such cooperation will result in such sanctions not being imposed.

(c)	Except as otherwise permitted under Code section 409A, Thompson Creek shall not accelerate or defer any payment under this Agreement.
REIMBURSEMENT OF EXPENSES
13.    All the Executive’s reasonable expenses related to the Business approved in accordance with Policies will be reimbursed upon the submittal by the Executive of an expense report with appropriate supporting documentation to Thompson Creek. The Company shall pay the reasonable legal fees incurred by the executive to review and negotiate this agreement in an amount not to exceed $7,500.00.
TERMINATION BY EMPLOYER WITH CAUSE
14.    This Agreement and the Executive’s Employment may be terminated by Thompson Creek summarily and without notice, and without payment of any performance bonus, Without Cause Payment, Change of Control Payment, damages or any other sums or payments whatsoever, except for base salary through the date of termination, unused vacation, outstanding business expenses and all health and medical insurance premiums through the end of the month in which termination occurs as provided in paragraph 8 and except as otherwise required by law, in the event that there is Cause for Termination of the Executive’s Employment as defined in paragraph 1.
TERMINATION BY EMPLOYER WITHOUT CAUSE OR BY EXECUTIVE UPON A TRIGGERING EVENT
15.    Despite the Term of this Agreement and the Executive’s Employment set forth in paragraph 3:

(a)
This Agreement and the Executive’s Employment may be terminated without Cause on notice by Thompson Creek to the Executive, or on notice by the Executive to Thompson Creek upon the occurrence of a Triggering Event, in which case Thompson Creek shall pay the Executive, within sixty days of the Executive’s Termination: a lump sum equal to 24 months’ base salary (the “Without Cause Payment”) in effect on the date that the notice of Termination is given (“Notice Date”); plus accrued but unused vacation as of the Notice Date; plus a lump sum equivalent of 24 multiplied by the last monthly premium amount that Thompson Creek paid on the Executive’s behalf for long-term disability insurance before the Termination of the

Executive’s Employment. The Executive shall also be paid a pro rated bonus with respect to the year of Termination if a bonus otherwise would have been awarded to the Executive had the Executive remained employed, with payment to be made at the time the bonus would have been paid to Executive had the Executive remained employed. All amounts paid by Thompson Creek hereunder shall be less required withholdings.

(b)
Upon Termination of the Executive’s Employment pursuant to this paragraph 15, Executive shall be entitled to elect to continue coverage for himself (and Executive’s eligible dependents who were receiving coverage immediately prior to Termination), for up to 24 months following Employment Termination, under the medical and dental plans of Thompson Creek in which Executive was participating immediately prior to such Employment Termination. Thompson Creek shall pay the Executive's monthly premium directly to Thompson Creek's medical and dental provider for (i) the first six months after Termination and (ii) following Thompson Creek's administrative procedures for COBRA, Thompson Creek shall pay the Executive's monthly COBRA premium directly to Thompson Creek's COBRA administrator for up to 18 months. For the avoidance of doubt, the Parties acknowledge that Executive’s right to elect COBRA coverage is not subject to execution of a release. The monthly payments and coverage described in this paragraph shall cease upon the Executive’s obtaining or being eligible to obtain alternate coverage under the terms of any new employment.

(c)
If the Executive elects to convert the life and accidental death and dismemberment insurance policy to an individual policy upon Termination of Employment pursuant to this paragraph 15, Thompson Creek shall pay to the Executive, by the end of each month, the Executive’s cost to continue such individual policy, so long as the Executive maintains the individual policy and provides proof of each monthly payment to Thompson Creek, but in no event shall Thompson Creek pay such amount to Executive beyond the first anniversary of the Executive’s Termination date.

(d)
The Executive shall only be paid the payments provided for in this paragraph 15 if the Executive has signed a general release of claims in a form satisfactory to Thompson Creek, similar to the form of general release attached hereto as Exhibit A. If the Executive does not sign a general release within 60 days of Termination of Employment, no payments shall vest and no payments shall be made to Executive pursuant to this paragraph 15.

(e)	Notwithstanding paragraph 16, if the Executive receives the payments provided for in this paragraph 15, the Executive is not entitled to any payments pursuant to paragraph 16.

CHANGE OF CONTROL

16.
(a)    If at any time during the term of this Agreement there is a Change of Control and within 12 months after such Change of Control (or in anticipation of a Change of Control), Thompson Creek gives written notice of termination of this Agreement and the Executive’s Employment for any reason other than Cause, or a Triggering Event occurs and the Executive elects to terminate this Agreement and Executive’s Employment by providing Thompson Creek with written notice which Termination shall be effective on any date that the Executive provides in the written notice to Thompson Creek in accordance with the procedure set forth in the definition of Triggering Event (provided such date is within 12 months after such Change of Control), then the Executive shall be entitled to receive what is set forth in paragraph (b) below.

(b)	Subject to paragraph (a) above, upon Termination of Executive’s Employment pursuant to this paragraph 16, the Executive shall be entitled to receive from Thompson Creek the following:

(i)
within sixty (60) days of Termination of the Executive’s Employment, a lump sum equal to 24 months’ base salary in effect on the date of the Executive’s Termination (the “Change of Control Payment”); plus any unused vacation then existing in the Executive’s vacation bank upon Termination of Employment, but the Executive shall not be paid for vacation that was previously forfeited; plus a lump sum equivalent to 24 multiplied by the last monthly premium amount that Thompson Creek paid on the Executive’s behalf for long-term disability insurance before the Termination of the Executive’s Employment, all amounts of which are less required withholdings.

(ii)
a lump sum equal to 2 times the Executive’s target bonus in effect for the year of Termination if a bonus otherwise would have been awarded to the Executive had the Executive remained employed, with payment to be made at the time the bonus would have been paid to Executive had the Executive remained employed, less required withholdings.

(iii)
Executive shall be entitled to elect to continue coverage for the Executive (and Executive’s eligible dependents who were receiving coverage immediately prior to Termination), for up to 24 months following Employment Termination, under the medical and dental plans of Thompson Creek in which Executive was participating immediately prior to such Employment Termination. Thompson Creek shall pay the Executive's monthly premium directly to Thompson Creek's medical and dental provider for (i) the first six months after Termination and (ii) following Thompson Creek's administrative procedures for COBRA, Thompson Creek shall pay the Executive's monthly COBRA premium directly to Thompson Creek's COBRA administrator for up to 18 months. For the avoidance of doubt, the Parties acknowledge that Executive’s right to elect COBRA coverage is not subject to execution of a release. The monthly payments and coverage described in this paragraph shall cease upon the Executive’s obtaining or being eligible to obtain alternate coverage under the terms of any new employment.

(iv)
If the Executive elects to convert the life and accidental death and dismemberment insurance policy to an individual policy upon Termination of Employment pursuant to this paragraph 16, Thompson Creek shall pay to the Executive, by the end of each month, the Executive’s cost to continue such individual policy, so long as the Executive maintains the individual policy and provides proof of each monthly payment to Thompson Creek, but in no event shall Thompson Creek pay such amount to Executive beyond the third anniversary of the Executive’s Termination date.

(v)
The Executive shall only be paid the payments provided for in this paragraph 16 if the Executive has signed a general release of claims in a form satisfactory to Thompson Creek, similar to the form of general release attached hereto as Exhibit A. If the Executive does not sign a general release within 60 days of Termination of Employment, payment shall not vest and shall not be paid to Executive and no payments shall be made pursuant to this paragraph 16.

(vi)	Notwithstanding paragraph 15, if the Executive receives the payments provided for in this paragraph 16, the Executive is not entitled to any payments pursuant to paragraph 15.
RESIGNATION/RETIREMENT
17.     Subject to paragraph 15 (Triggering Event) and 16 (Change of Control), this Agreement and the Executive’s Employment may be terminated on notice by the Executive to Thompson Creek by giving ninety (90) days’ written notice. Should the Executive terminate this Agreement and Executive’s Employment pursuant to this paragraph 17, the Executive shall not be entitled to the Without Cause Payment, Change of Control Payment, damages or any other payments or sums whatsoever, except for base salary through the date of termination, unused vacation, outstanding business expenses as provided in paragraph 8, as may be provided pursuant to Thompson Creek or the Parent’s bonus program, and except as otherwise required by law; provided, however, that if the Executive retires pursuant to this paragraph 17 after age 62 or any such earlier age as may be provided pursuant to Thompson Creek or the Parent’s bonus program then the Executive shall be entitled to a pro rated bonus with respect to the year of Termination if a bonus otherwise would have been awarded had the Executive remained employed, with payment to be made at the time the bonus would have been paid to Executive had the Executive remained employed (less withholdings). Should the Executive terminate this Agreement and the Executive’s Employment pursuant to this paragraph 17, Thompson Creek in its sole discretion may designate an effective date of the Executive’s Termination of Employment earlier than the 90th day and shall pay the Executive the equivalent number of days base salary in lieu of notice. Such amount shall be payable upon Thompson Creek’s next regularly scheduled payday.
DISABILITY

18.    If the Executive suffers a physical or mental impairment that renders the Executive unable to perform the essential functions of the Executive’s position for a period of six (6) consecutive months, Thompson Creek may deem Executive’s Employment and this Agreement to have been Terminated, consistent with applicable law. The Executive’s eligibility for long-term disability and other such benefits, if any, will be determined pursuant to the applicable benefit plans or programs and/or applicable law. The Executive shall be paid for any for base salary through the date of termination, unused vacation, outstanding business expenses and all health and medical insurance premiums through the end of the month in which termination occurs. The Executive shall also be paid a pro rated bonus with respect to the year of Termination if a bonus otherwise would have been awarded to the Executive had the Executive remained employed, with payment to be made at the time the bonus would have been paid to Executive had the Executive remained employed.

DEATH

19.    Should this Agreement and the Executive’s Employment Terminate by virtue of the Executive’s death, a pro rated bonus shall be paid to the Executive’s beneficiary, as designated by the Executive, if a bonus otherwise would have been awarded to the Executive had the Executive not died, with payment to be made at the time the bonus would have been paid to Executive had the Executive remained employed. The only other payments due to the Executive’s beneficiary shall be for any earned compensation and any unused vacation and as otherwise required by law.
COOPERATION WITH RESPECT TO INVESTIGATIONS, CLAIMS OR LITIGATION.
20.    During Executive’s employment and at all times thereafter, should Thompson Creek become involved in any investigation, claim or litigation relating to or arising out of Executive’s past, present, or future duties with Thompson Creek or with respect to any matters of which Executive has knowledge, Executive agrees to fully, truthfully and in good faith, cooperate with Thompson Creek with respect to such investigation, claim or litigation. Subject to the provisions of applicable law, and provided that such investigation, claim or litigation is not the result of the Executive engaging in business practices which qualify as Cause under this Agreement, Thompson Creek shall reimburse Executive for reasonable out-of-pocket expenses incurred to provide such cooperation, and shall provide hourly compensation at a rate not to exceed the equivalent hourly rate of Executive’s base salary at Termination for each hour of Executive’s time spent in such cooperation not including travel.
DETERMINATION OF BENEFITS UNDER CODE SECTION 280G
21.    In the event that any payment or benefits received or to be received by Executive pursuant to this Agreement ("Benefits") would (a) constitute a "parachute payment" within the meaning of Code section 280G, and (b) but for this subsection, would be subject to the excise tax imposed by Code section 4999, or any comparable successor provisions (the "Excise Tax"), then the Benefits shall be either: (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under the Excise Tax. To the extent Benefits need to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. Executive agrees to cooperate fully with Thompson Creek to determine the benefits applicable under this paragraph.
SEVERABILITY
22.    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision, and any invalid provision will be modified to the extent necessary to make it enforceable, or if not possible, will be severed from this Agreement.
GOVERNING LAW
23.    This Agreement shall be governed by and shall be considered, interpreted and enforced in accordance with the laws of Colorado, except and only to the extent that specific laws of Canada are referenced in this Agreement. The Executive hereby agrees to the exclusive jurisdiction of the courts of Colorado in the event of a dispute between Thompson Creek and the Executive.
ASSIGNMENT
24.    This Agreement inures to the benefit of and is binding upon the Executive, as well as Thompson Creek, Parent, and the successors and/or assigns of each. Executive hereby consents to Thompson Creek’s or Parent’s assignment of any and all of its interests in this Agreement.
RECOURSE ON BREACH

25.    The Executive acknowledges that damages would be an insufficient remedy for a breach of this Agreement and agrees that Thompson Creek and the Parent may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement or to enforce the covenants contained herein, and, in particular, the covenants contained in paragraph 7 herein, in addition to rights Thompson Creek and the Parent may have to damages arising from said breach or threat of breach. The Executive hereby waives any defenses the Executive may or can have to strict enforcement of this Agreement by Thompson Creek and the Parent. Furthermore, the Executive acknowledges and agrees that the Executive’s obligations to Thompson Creek and its Affiliates, including the Parent, under this Agreement are material to Thompson Creek’s willingness to provide Termination and other benefits to the Executive and, without prejudice to any other rights Thompson Creek and the Parent may have, a breach by the Executive of such obligations will constitute cause for Thompson Creek or the Parent to cease making any payments and providing such other benefits.
WAIVER OF BREACH
26.    The waiver by Thompson Creek of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Executive.
HEADINGS
27.    All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.
INDEPENDENT LEGAL ADVICE
28.    The Executive agrees that the Executive has had independent legal advice or the opportunity to receive same in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party. The Parties agree that no part of this Agreement should be construed against either Party on the basis of authorship.
NOTICE
29.    Any notice required or permitted to be made or given under this Agreement to either Party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to the intended recipient of such notice at:
(a)    in the case of Thompson Creek, to:

Thompson Creek Metals Company USA
Attn:    Chairman of the Board
26 West Dry Creek Circle, Suite 810

Littleton, Colorado 80120
U.S.A.
(b)    in the case of the Executive, to the last address on file with Thompson     Creek:

or at such other address as the Party to whom such writing is to be given shall provide in writing to the Party giving the said notice. Any notice delivered personally to the Party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.
ACKNOWLEDGEMENTS
30.    By accepting employment with Thompson Creek, the Executive acknowledges and consents to:

(a)
Thompson Creek monitoring the Executive’s access to and use of Thompson Creek’s electronic media services (including but not limited to telephones, computers, blackberries, and other electronic devices) in order to ensure that the use of such services is in compliance with Thompson Creek’s Policies and is not in violation of any applicable laws. The Executive acknowledges and agrees that the Executive has no expectation of privacy with respect to such services; and

(b)
The Executive complying with Thompson Creek’s obligations to report improper or illegal conduct by any director, officer, employee or agent of Thompson Creek or its Affiliates, including the Parent, under any applicable securities, criminal or other law, which may include reporting conduct of the Executive.

GUARANTEE OF PAYMENT
31.    In the event Thompson Creek is unable to meet its financial obligations under the terms of this Agreement, the Parent agrees to assume such obligations to the extent owing and not satisfied. Such guarantee is not intended to and does not increase the amount of any obligations under the terms of this Agreement. Notwithstanding any other provision in this Agreement, Executive shall not be a compensated employee of the Parent by virtue of this Agreement.

SURVIVAL
32.    Paragraphs 7, 15, 16, 20, 21, 22, 23, 24, 25, 26, 31, 32, 33, 35 and 36 shall survive the Termination of this Agreement and the Executive’s Employment and shall continue in full force and effect according to their terms.
ENTIRE AGREEMENT
33.    As of its date of execution below, this Agreement supersedes all prior agreements, whether written or oral, express or implied between the Parties, and constitutes the entire agreement between the Parties; provided that, to the extent the Parties shall enter into a separate indemnification agreement, such indemnification agreement shall be incorporated into and form part of this Agreement. The Parties agree that there are no other collateral agreements or understandings between them except as set out in this Agreement.

AMENDMENT

34.    This Agreement may be amended only in writing signed by the Parties.

PAYMENT PURSUANT TO RELEASE

35.    Notwithstanding anything to the contrary in this Agreement, in the event that a payment to be made under this Agreement provides for the deferral of compensation pursuant to section 409A of the Code and is pursuant to this Agreement to be made to Executive within sixty days of the Executive’s Termination of Employment but only upon the execution (and, if applicable, the nonrevocation) of a general release, then, if such sixty-day period begins in one taxable year of Executive and ends in a subsequent taxable year of Executive, such payment shall only be made in such subsequent taxable year.

RECOUPMENT

36.    The Executive acknowledges that he will be subject to recoupment policies adopted by Thompson Creek or the Parent pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Parent is listed.

The Parties hereto have duly executed this Agreement.

THOMPSON CREEK METALS COMPANY USA	JACQUES PERRON

/s/ Timothy Haddon	/s/ Jacques Perron
Timothy Haddon	Signature

August 1, 2013	August 1, 2013
Date	Date

THOMPSON CREEK METALS COMPANY INC., ONLY AS TO THE GUARANTEE IN PARAGRAPH 31

/s/ Timothy Haddon
Timothy Haddon

August 1, 2013
Date

EXHIBIT A

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

This Confidential Waiver and Release Agreement ("Agreement") is entered into between [INSERT NAME OF OFFICER] ("Executive") and Thompson Creek Metals Company USA ("Thompson Creek"). For the purpose of this Agreement, the term “Thompson Creek” includes any company or affiliate related to Thompson Creek Metals Company USA, in the past or present, including but not limited to Thompson Creek Metals Company Inc.; the past and present officers, directors, executives, employees, shareholders, attorneys, agents and representatives of Thompson Creek; any present or past executive or employee benefit plan sponsored by Thompson Creek and/or the officers, directors, trustees, administrators, executives, employees, attorneys, agents and representatives of such plan; and any person who acted on behalf of Thompson Creek or on instruction from Thompson Creek.

Executive and Thompson Creek agree as follows:

1.    Executive's Termination of Employment. Executive’s employment with Thompson Creek was terminated effective __________, 20__.

2.    Executive’s Continuing Obligations to Thompson Creek and Agreement Not to Disparage Thompson Creek. Executive acknowledges and agrees that Executive has, and will abide by, continuing obligations to Thompson Creek, including the obligations set forth in Executive’s Employment Agreement.

Executive further acknowledges and agrees that by reason of Executive’s position with Thompson Creek, Executive was given access to confidential information, including trade secret information, with respect to the business affairs of Thompson Creek. Executive represents that Executive has held all such information confidential and will continue to do so. Executive has not retained any confidential information or documents, including but not limited to trade secret information, obtained as a result of or in connection with Executive’s employment. Further, Executive will not defame, slander or otherwise disparage Thompson Creek, its business, or its representatives.

3.    Consideration for Executive. Executive acknowledges and agrees that Thompson Creek has paid Executive all amounts, and has provided Executive with all benefits, to which Executive is entitled through and including the date that Executive executes this Agreement, and that Executive is not entitled to any further payments or benefits, other than as set forth below.

Thompson Creek will provide Executive with the following additional specified items as consideration in exchange for this Agreement, including Executive’s waiver and release of Thompson Creek:

(a)
Upon Executive’s execution of this Agreement and upon expiration of the time period for revocation set forth in paragraph 11(e) below, Thompson Creek will provide Executive with: [set forth applicable consideration provided for in the Employment Agreement, depending on the nature of Executive’s termination (e.g., retirement, without cause, change of control, etc.)]

(b)
Notwithstanding any other provision in this Agreement, if (i) on the date of termination of Executive’s employment with Thompson Creek, any of Thompson Creek’s stock is publicly traded on an established securities market or otherwise (within the meaning of U.S. Internal Revenue Code section 409A(a)(2)(B)(i)), and (ii) as a result of such termination, Executive would receive any payment under this Agreement that, absent the application of this provision, would be subject to additional tax imposed pursuant to section 409A(a) of the Code as a result of the application of section 409A(a)(2)(B)(i) of the Code, then such payment shall be payable on the date that is the earliest of (i) six (6) months after Executive’s termination date, (ii) Executive’s death or (iii) such other date as will not result in such payment being subject to Code section 409A sanctions.

(c)
It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to section 409A of the Code. To the extent such potential payments or benefits could become subject to such section, Thompson Creek shall cooperate to amend the Agreement with the goal of giving the Executive the applicable economic benefits in a manner that does not result in such sanctions being imposed. Thompson Creek does not guarantee or warrant that such cooperation will result in such sanctions not being imposed.

(d)	Except as otherwise permitted under Code section 409A, Thompson Creek shall not accelerate or defer any payment under this Agreement.

(e)
Executive will indemnify and hold Thompson Creek harmless from any costs, liability or expense, including reasonable attorney's fees, arising from the taxation, if any, of any amounts received by Executive pursuant to this Agreement, including but not limited to any penalties or administrative expenses.

4.    Executive Waiver and Release of Thompson Creek. In exchange for the consideration set forth in this Agreement, Executive, and Executive’s representatives, successors and assigns, waive, release and forever discharge Thompson Creek from any and all claims, demands, damages, losses, obligations, rights and causes of action, whether known or unknown, including but not limited to, all claims, causes of action or administrative complaints that Executive now has or has ever had against Thompson Creek relating in any way to Executive’s employment or termination of employment with Thompson Creek.

Without limiting the generality of the foregoing terms, the scope of Executive’s waiver and release under the Agreement specifically includes but is not limited to: any and all claims for breach of contract and any other claim under the common law, including but not limited to claims for tort, breach of implied contract, wrongful discharge, breach of a covenant of good faith and fair dealing, intentional infliction of emotional distress, or defamation; any and all claims under any state or local statutory or common law, including but not limited to claims under the Colorado Anti-Discrimination Act; any and all claims under any federal statutory or common law, including but not limited to claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Rehabilitation Act, Executive Order 11246, the Worker Adjustment and Retraining Notification Act, and employment-related claims under the Employee Retirement Income Security Act, all as amended, and any and all regulations under such laws; any and all claims under any Canadian law, including but not limited to all federal, provincial and local laws; and any and all claim for damages (including but not limited to claims for compensatory or punitive damages), injunctive relief, attorney’s fees and costs, and equitable relief.

Executive agrees not to bring any lawsuits against Thompson Creek relating to the claims that Executive has released and not to accept any damages pursued by any other entity or person on Executive’s behalf.

5.    Reservation of Executive’s Rights. Nothing contained in this Agreement waives or releases any rights Executive may have to: (a) continue group health insurance coverage pursuant to applicable law; (b) receive any benefits in which Executive may have vested in under any retirement plan; (c) make any claim for unemployment benefits; (d) make any claim relating to the validity of this Agreement under the ADEA as amended by the OWBPA (however, nothing in this Agreement is intended to reflect any party’s belief that the waiver of Executive's claims under the ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived); (e) file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) (however, Executive agrees that Executive will not be entitled to any further recovery of any kind from Thompson Creek in the event the EEOC or any other administrative agency pursues a claim on Executive's behalf or arising out of Executive's administrative charge); (f) to make any claim under workers’ compensation; or (g) to make any other claim that cannot be released by law.

6.    Confidentiality of Agreement. Executive agrees to keep this Agreement confidential and will not communicate the terms of this Agreement, the facts or circumstances giving rise to this Agreement, or the fact that such Agreement exists, to any third party except, as necessary, Executive’s immediate family, accountants, or legal or financial advisors, provided that they agree to be bound by this paragraph 6, or otherwise as required by law or court order.

7.    Enforcement. In the event that there has been a breach of any provisions of this Agreement by Executive, Thompson Creek will be entitled to recover reasonable costs and attorneys' fees in any legal proceeding to enforce this Agreement.

8.    Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

9.    Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the State of Colorado. Any dispute regarding, relating to or arising under this Agreement or the facts giving rise to the Agreement shall be litigated in Colorado, and Executive expressly agrees to the personal and subject matter jurisdiction of the state and federal courts in Colorado.

10.    Entire Agreement. Thompson Creek and Executive understand and agree that this Agreement contains all the agreements between Thompson Creek and Executive relating to Executive’s employment and termination of employment with Thompson Creek, other than the continuing obligations set forth in the Amended and Restated Employment Agreement.

11.    Acknowledgements. Executive specifically acknowledges and agrees that by entering into this Agreement and in exchange for the consideration described in paragraph 3 above to which Executive otherwise would not be entitled, Executive is waiving and releasing any and all rights and claims that Executive may have arising from the Age Discrimination in Employment Act, as amended, which have arisen on or before the date of execution of this Agreement.

Executive further expressly acknowledges and agrees that:

(a)	EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT AND IS ENTERING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

(b)
Executive understands and agrees that, by signing this Agreement, Executive is giving up any right to file legal proceedings against Thompson Creek arising on or before the date of the Agreement. Executive is not waiving (or giving up) rights or claims that may arise after the date the Agreement is executed.

(c)
EXECUTIVE IS HEREBY ADVISED IN WRITING BY THIS AGREEMENT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. EXECUTIVE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY THE EXECUTIVE’S ATTORNEY, OR THAT EXECUTIVE HAS WAIVED CONSULTATION WITH AN ATTORNEY, CONTRARY TO THOMPSON CREEK’S RECOMMENDATION.

(d)
Executive understands and represents that Executive has had twenty-one (21) days from the day Executive received this Agreement, not counting the day upon which Executive received it, to consider whether Executive wishes to sign this Agreement. Executive further acknowledges that if Executive signs this Agreement before the end of the twenty-one (21) day period, it will be Executive’s personal, voluntary decision to do so and Executive has not been pressured to make a decision sooner.

(e)
Executive further understands that Executive may revoke (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it. Executive agrees that the revocation will be in writing and hand-delivered or mailed to Thompson Creek. If mailed, the revocation will be postmarked within the seven (7) day period, properly addressed to THOMPSON CREEK METALS COMPANY USA, Attn: Chief Executive Officer, 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120 USA; and sent by certified mail, return receipt requested. Executive understands that Executive will not receive any payment under this Agreement if Executive revokes it, and in any event, Executive will not receive any payment until after the seven (7) day revocation period has expired.

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTOOD THIS ENTIRE AGREEMENT BEFORE SIGNING IT:

EXECUTIVE

DATED:
[INSERT NAME OF OFFICER]
THOMPSON CREEK METALS COMPANY USA

DATED:
Name

Title